Exhibit 5.1
March 8, 2024
Albemarle Corporation
46,000,000 Depositary Shares, Each Representing a 1/20th Ownership Interest in 7.25% Series A Mandatory Convertible Preferred Stock
Ladies and Gentlemen:
We have acted as counsel for Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement, dated March 5, 2024 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of 46,000,000 depositary shares (the “Depositary Shares”), each of which represents ownership of 1/20th of a share of 7.25% Series A Mandatory Convertible Preferred Stock of the Company (the “Mandatory Convertible Preferred Stock”), in accordance with the Underwriting Agreement, dated March 5, 2024 (the “Underwriting Agreement”), between J.P. Morgan Securities LLC, as Representative of the several Underwriters listed on Schedule I thereto (the “Underwriters”), and the Company.
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement on Form S-3 (Registration No. 333-269815) filed with the Securities and Exchange Commission (the “Commission”) on February 15, 2023 (the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company, as amended by Amendment No. 1 thereto filed with the Commission on March 4, 2024 (such Registration Statement, as amended by such amendment, being hereinafter referred to as the “Registration Statement”); (b) the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation establishing the preferences, limitations and relative rights of the Mandatory Convertible Preferred Stock (the “Articles of Amendment”); and (c) the Deposit Agreement, dated as of March 8, 2024, among the Company, Equiniti Trust Company, LLC as the Depositary and the holders from time to time of the Depositary Receipts (as defined therein) issued thereunder (the “Deposit Agreement”). As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.
In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the due authorization, execution and delivery of the agreements by all parties thereto (other than the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that, assuming that (A) the Depositary Shares and the shares of Mandatory Convertible Preferred Stock have been duly authorized by the Company and (B) the shares of Mandatory Convertible Preferred Stock have been validly issued, fully paid and non-assessable, when the Depositary Receipts are executed, issued and authenticated in accordance with the provisions of the Deposit Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Depositary Shares will be validly issued and will constitute legal and binding obligations of the Company, entitled to the benefits of the Deposit Agreement and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.
We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 8, 2024, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Cravath, Swaine & Moore LLP
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, North Carolina 28209

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